Exhibit 10.7

CASH AMERICA INTERNATIONAL, INC.

1600 West Seventh Street

Fort Worth, Texas 76102

817.335.1100

January 29, 2013

Timothy S. Ho

740 W. Fulton #710

Chicago, IL 60661

Re:	Continued Employment and Separation Agreement

Dear Tim:

This letter agreement and release of claims (this “Agreement”) sets forth the terms and conditions governing (i) your continued employment with Enova Financial Holdings, LLC (“Enova”), (ii) the termination of your employment relationship with Enova, and any relationship with Cash America International, Inc. (“CAI”), Enova International, Inc., and all of their affiliates and subsidiaries (collectively, the “Company”), and (iii) your release of the Company and related parties. Additionally, it is agreed that this Agreement sets forth the entire agreement between you and the Company (the “Parties”) and its predecessors, directors, officers, employees, agents and representatives relating to the separation of your employment.

Continued Employment. From the date of this letter through March 28, 2013, your employment with Enova and your relationship with the other companies comprising the Company will continue, with your primary duties to include (i) reporting to, and continuing to manage the business as directed by, the new chief executive officer of the Company’s e-commerce segment (the “New CEO”), (ii) introducing the New CEO to the Company’s e-commerce segment, its business and its employees, client base and suppliers; and (iii) helping to methodically transition your duties to the New CEO. During that period, you will continue to work on substantially a full time basis, and both you and the Company reasonably anticipate that, through March 28, 2013, you will continue to work more than 20% of the average amount you worked over the last 36 months such that you will not have a separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section409A”)).

For all periods through March 28, 2013, you will continue to receive the same compensation and benefits as is currently in effect, subject to any changes that may apply to all other senior executives of Enova.

Severance Arrangement. Except as expressly provided herein, this Agreement is not intended to alter the form or timing of any severance pay or benefits provided to you under any prior arrangement, including, but not limited to, the Cash America International, Inc. Severance Pay Plan for Executives (the “Severance Plan”) but is intended to provide for certain additional payments and benefits described herein. Your separation from the Company under this Agreement is an “Eligible Termination” for purposes of, and within the meaning of, Section 2(c) of the Severance Plan.

All of your employment by, and services for, the Company will cease, and you thereby will have a separation from service on, March 29, 2013 (your “Severance Date”). In consideration of your separation from service, you and the Company agree to the following:

(1)	If you agree to and accept the terms contained in this Agreement, you must sign the Agreement in the space provided below and return one fully executed original of this Agreement to the Company by February 20, 2013, which date is more than 21 days after the date that this Agreement is being delivered to you. In addition, on March 29, 2013, you must sign the Release Agreement (a copy of which is attached hereto as Exhibit A), which date is more than 21 days after the date that this Agreement and the Release Agreement is being delivered to you. If you elect to sign this Agreement and the Release Agreement and return an original of each to the Company, you will have 7 days after you deliver the original of each of this Agreement and the Release Agreement to the Company during which you may revoke your acceptance. If you choose to revoke your acceptance of either this Agreement or the Release Agreement, you must notify the Company in writing, and the Company must receive the notification by the expiration of the applicable 7-day period. If you do not sign this Agreement and the Release Agreement within the period or on the date, respectively, specified above, or if you revoke your acceptance of either during the applicable revocation period described above, this Agreement will be of no further force or effect, and you will not be entitled to any of the payments or benefits described herein. The signed agreement and any revocation thereof should be sent via US mail or overnight courier to CAI’s home office address as shown on this Agreement, with attention to the Company’s General Counsel, or via telecopy to the Company’s General Counsel at 817.570.1647 (followed by mailing or overnighting the original to the address above).

(2)	Your separation from all offices and positions held by you in the Company will be effective as your Severance Date.

(3)	If you sign this Agreement and the Release Agreement in the manner described in paragraph (1) above and you do not thereafter revoke your acceptance, the Company will pay to you severance pay in the gross amount of $860,000.00 (“Salary Continuation Pay”), less applicable withholdings required by law. Consistent with the terms of Section 3(a)(ii)(B) of the Severance Plan, this Salary Continuation Pay will be paid to you as described below. The Salary Continuation Pay is for the 24-month period commencing on your Severance Date and ending in March 2015 (the “Severance Period”), and will be paid in substantially equal installments as salary continuation, beginning upon your Severance Date. Such installment payments shall be paid in accordance with the Company’s regular payroll procedures for other similarly-situated active employees. Notwithstanding the foregoing, any payment of severance pay shall be delayed until after the expiration of the Release Agreement’s revocation period described in paragraph (1) above, and any amount of severance pay otherwise due before the end of such revocation period shall be paid upon the day after the end of such period in a single lump-sum payment. In no event shall the first payment be made more than 74 days following your Severance Date. Each payment shall be considered a separate payment for purposes of Section 409A.

(4)	The Company will pay to you in a single lump sum an amount equal to the difference between (i) $24,807.69, which reflects the value of 3 weeks of vacation, and (ii) the value of any vacation you take between the date of this Agreement and March 28, 2013. This lump-sum amount will be paid to you within 30 days after your Severance Date.

(5)	If (i) you sign this Agreement and the Release Agreement in the manner described in paragraph (1) above and you do not thereafter revoke your acceptance of either, and (ii) you elect to continue health coverage (i.e., medical, dental and vision benefits) under the Company’s group health plan pursuant to the continuation provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then, during the first 18 months of your Severance Period while such coverage is in effect, the Company will reimburse you for the portion of the premium for group health plan coverage that you pay and that is in excess of what similarly-situated executives would pay for similar coverage under the Company’s group health plan during that period, all as provided under Section 3(a)(iii) of the Severance Plan. In addition, to the extent you would be entitled to COBRA during the last 6 months of your Severance Period if COBRA lasted 24 months (instead of 18 months), then the Company will allow you to continue your group health plan coverage under the Company’s group health plan pursuant the same rules and terms as would apply if COBRA had continued; and the Company will reimburse you for the portion of the premium for group health plan coverage that you pay and that is in excess of what similarly-situated executives would pay for similar coverage under the Company’s group health plan during that period. Also, the Company will allow you to continue your participation in the Company’s Medical Expense Reimbursement Plan (“MERP”) as long as you are participating in the Company’s group medical plan under COBRA or the COBRA-like coverage described in the preceding sentence. Because the reimbursement of the premiums for the group health plan benefits and the reimbursements under the MERP provided to you are discriminatory in favor of a highly compensated individual under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will report the amounts of the premium reimbursements and MERP benefits as taxable income on your Form W-2. Each of the reimbursements will be treated as a separate payment for purposes of Code Section 409A. The Company reserves the right to amend and/or terminate any of the group health plans and the MERP at any time.

(6)	This Agreement provides for any and all payments to you for any reason associated with your employment with the Company up to and including your Severance Date. You will not be entitled to receive any amounts under any other plan, program or agreement with the Company (including, without limitation, incentive pay under the Company’s 2013 Short Term Incentive Plan or any other incentive plan, including any non-vested Units or Performance Units under the Cash America Net Holdings, LLC 2007 Long Term Incentive Plan, the Cash America Net Holdings, LLC 2008 Long Term Incentive Plan, or the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”) (including, but not limited to, any grant agreements issued under the LTIP that evidence unvested time-based and/or performance-based restricted stock units or any unvested cash-based performance units previously awarded to you, which agreements and unvested awards shall automatically terminate, forfeit and expire on the Separation Date), or any agreement or arrangement providing benefits or payments in the event of a change in corporate control (including the Executive Change-In-Control Severance Agreement previously executed by you and the Company, which Agreement shall also terminate on the Separation Date)); and all other benefits and perquisites that you are currently receiving will cease on your Severance Date. The foregoing will not, however, affect any vested benefits to which you are entitled after separation under the terms of any Company benefit or compensation plan in which you are a participant.

(7)	You agree not to say, write, do, authorize or otherwise create or publish anything that will in any way disparage the Company or any of its employees. You also agree not to interfere with the management of the Company through any contact with shareholders, directors, employees, vendors and others, and not to make any public or private statements or comments that may have the effect of disrupting operations of the Company in any way. The Company agrees not to say, write, do, authorize or otherwise create or publish anything that will in any way disparage you; provided, however, any disclosures requested or required by any court or governmental entity, including without limitation, the Securities and Exchange Commission, or any factual disclosures reasonably necessary to protect or defend the Company shall not be deemed to be disparaging.

(8)	The Parties agree that the terms and conditions of this Agreement will be filed, and disclosed in filings, with the Securities Exchange Commission to the extent required. To the extent such disclosure is not required, the terms and conditions of this Agreement are to be held in strict confidence by you and characterized as “confidential information.” The Parties further agree that the terms and conditions of this Agreement will not be further disclosed to any other person or entity (with the exception of the Parties’ attorneys, accountants and your current spouse, provided such individuals agree to maintain the confidentiality requirements of this paragraph (8)), unless such party is required to do so by a valid order of a court of competent jurisdiction, or as required by law. Any disclosure of “confidential information” to any third-party not otherwise contemplated herein will be construed as a material breach of this Agreement.

(9)	It is further agreed that you will return to the Company, on or before your Severance Date, all Company property currently in your possession, including without limitation, computers, PDAs, keys, credit cards, cellular phones, pagers and all papers, lists and other materials that relate to, or involve, the business of the Company and that are in your possession or control.

(10)	You further agree to give up any claim to reinstatement with the Company. You also agree not to apply for re-employment with the Company or any related Company during the Severance Period. Following the expiration of the Severance Period, you may apply for employment and be evaluated along with all other qualified applicants in accordance with the Company’s hiring policies and procedures.

(11)

You acknowledge that, during the term of your employment, you have been privy to confidential and proprietary information of the Company. You agree to not disclose to any third party the trade secrets, proprietary information, marketing strategies, business strategies, business plans, pricing data, legal analyses, financial information, insurance information, customer lists, customer information, creditor files, processes, policies, procedures, research, lists, methodologies, specifications, software, software code, computer systems, software and hardware architecture and specifications, customer information systems, point of sale systems, management information systems, software design and development plans and materials, intellectual property, contracts, business records, technical expertise and know-how, and other confidential and proprietary information and trade secrets of the Company (collectively, the “Property”), which were provided to you by the Company and are confidential and proprietary property of the Company. You further agree (i) that prior to the date you executed this Agreement, you did not intentionally harm, damage or destroy any of the Company’s Property, and (ii) not to use any Property to your personal benefit or the benefit of any third party. You also agree to return to the Company by your Severance Date all such Property which is tangible. Notwithstanding the foregoing, the Property protected hereunder does not include any data or information that has been disclosed to the public (except where such public disclosure has been made by you without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this provision are in addition to, and not in lieu of, any rights or remedies the Company may have available pursuant to the laws of the State of Illinois to prevent the disclosure of trade secrets and proprietary information. Your obligations under the nondisclosure provisions hereof (i) will apply to confidential information that does not constitute trade secrets for a period of 36 months after your Severance Date, and (ii) will apply to trade secrets until such Property no longer constitutes trade secrets.

(12)	You agree that, for 24 months after your Severance Date, you will not, directly or indirectly, solicit, recruit or induce any employee, officer, agent or independent contractor of the Company to terminate such party’s engagement with the Company so as to work for any person or business which competes with the Company for talent; provided, the restrictions set forth in this provision (i) will only apply to employees, officers, agents or independent contractors with whom you had business contact during the 12-month period prior to your Severance Date, and (ii) will not apply to any such party that is at the time of contact no longer engaged by the Company and such party initiates contact with you with respect to any opportunity that you would otherwise be able to pursue without the breach of any other terms or covenants in this Agreement.

(13)	You agree that, for 24 months after your Severance Date, you will not, on your own behalf or on behalf of any other person or entity (including without limitation any entity that you may form, join, consult with, provide services or assistance to or on behalf of, or otherwise become affiliated with), compete with the Company anywhere within the Territory by providing management or consulting services similar to those you provided to the Company with respect to any consumer finance products provided over the Internet or through storefronts or any services related to such products to the extent any of such consumer finance products or related services consist of, facilitate, support, or relate to, consumer finance products that carry an effective total cost of credit of greater than 36% per annum or any services related to any such products (“Consumer Finance Products and Services”); provided, however, Consumer Finance Products and Services do not include any e-commerce activities or business analytic activities that do not relate to, facilitate or support any Consumer Finance Products and Services. For purposes of this Agreement, the term “Territory” will mean any territory in which the Company offers Consumer Finance Products and Services on the Severance Date, plus any additional territory into which the Company has actively and directly sought to expand during the 12-month period preceding the Severance Date in which you were involved.

(14)	You agree that, for 24 months after your Severance Date, you will not, on your own behalf or on behalf of any other person or entity, solicit, initiate contact, call upon, initiate communication with or attempt to initiate communication with any customer or client of the Company or any representative of any customer or client of the Company, with a view to providing Company Products and Services to such clients or customers; provided, the restrictions set forth in this provision will apply only to customers or clients of the Company with whom you had contact within the 12-month period prior to your Severance Date.

(15)	You acknowledge and agree that the provisions hereof relating to confidential and proprietary information, nonsolicitation of employees and agents, noncompetition, and nonsolicitation of customers and clients (collectively, the “Covenants”) are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Company. You expressly agree and consent that, and represent and warrant to the Company that, the Covenants will not prevent or unreasonably restrict or interfere with your ability to make a fair living. You agree that the invalidity or unenforceability of any one or more of the Covenants, or any part thereof, will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In case any one or more of the Covenants contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable Covenant had never been contained herein. You also agree that in the event any court of appropriate jurisdiction should determine that any portion or provision of any Covenant is invalid, unenforceable or excessively restrictive, you and the Company will request such court to rewrite such Covenant in order to make such Covenant legal, enforceable and acceptable to such court to the maximum extent permissible under applicable law. You agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between you and the Company; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

You agree that any remedy at law for any breach of the Covenants will be inadequate and that the Company will be entitled to apply for injunctive relief in addition to any other remedy the Company might have under this Agreement or applicable law.

You acknowledge that, in addition to seeking injunctive relief, the Company may cease all payments and reimbursements due to you under this Agreement and may bring a cause of action against you for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by the Company and arising out of or due to any breach of any of the Covenants. In addition, you agree that either party may bring an action against the other for breach of any other provision of this Agreement.

(16)	This Agreement is intended to comply with the requirements of Section 409A and guidance issued thereunder (with some of the severance pay and benefits exempt from Section 409A and the remainder in compliance with Section 409A) and shall be construed accordingly. Any payments or distributions payable to you under this Agreement upon your “separation from service” (as defined for purposes of Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, and not exempt from Section 409A, shall in no event be made or commence until 6 months after the date of such separation from service. Each payment under this Agreement (whether of cash, property or benefits) shall be treated as a separate payment for purposes of Section 409A. With respect to payments or benefits provided under this Agreement that are reimbursements or in-kind payments that are not exempt from Section 409A, the amount of such payment(s) or benefit(s) during any calendar year shall not affect payment(s) or benefit(s) provided in any other calendar year, and the right to any payment(s) or benefit(s) shall not be subject to liquidation or exchange for another benefit. Any reimbursements under this Agreement shall be paid as soon as practicable but no later than 90 days after you submit evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred).

(17)

In consideration of the above, including the mutual agreements of the parties hereto and the payments to be made to you hereunder, the receipt and sufficiency of which are hereby acknowledged and confessed by you, you (on behalf of yourself and your successors and assigns) voluntarily and knowingly, fully, completely, and forever release the Company and its officers, directors, employees, stockholders, and legal successors and assigns of the Company (collectively, “Released Parties”) from all claims, charges, actions and causes of action, whether now known or unknown, which you now have, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring at any time up to and including the date you sign this Agreement, including, but not limited to, any claims for claims based upon or arising under: express or implied contract; wages or benefits owed; covenants of fair dealing and good faith; interference with contract; option grants; wrongful discharge or termination; employment discrimination of any type; the Texas Commission on Human Rights Act (“TCHRA”), and any similar statute in other states; the Texas Payday Act, the Texas Labor Code, and any similar statute in other states; any claim of employment discrimination based on exercising rights under worker’s compensation laws; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (prohibiting discrimination on account of race, sex, national origin or religion); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq. (prohibiting discrimination on account of age) (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871, 42 U.S.C. §§ 1981; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (ERISA); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101-12213 (ADA); the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (FMLA); the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (FLSA); the Workers’ Adjustment and Retraining Notification Act (“WARN”); any and all state and federal statutes which prohibit discrimination or retaliation in employment based on any protected status (including, without limitation, national origin, race, sex, sexual orientation, disability, workers’ compensation status, or other protected category) and amendments to these statutes; the common law, negligence, gross negligence or any other tort claim, including but not limited to, intentional infliction of emotional distress, negligent infliction of emotional distress, negligence, defamation, assault, battery, invasion of privacy, false imprisonment, breach of contract, interference with a contract, interference with contractual relations, civil conspiracy, duress, promissory or equitable estoppel, defamation, fraud, misrepresentation, wrongful termination, violation of public policy, retaliation, personal injury, breach of fiduciary duty, loss of consortium, bad faith, and any federal, state or local laws, statutes, regulations, ordinances, or other similar provisions. You understand that you are not releasing any claims that arise after the date you sign this Agreement.

You understand that following the 7-day revocation period, this release will be final and binding. You promise that you, on behalf of yourself, any representative of yours and any person whose claims derive from yours, will not pursue any claim that you have settled by this release or file any lawsuit or other legal proceeding to assert any such claims and you understand and agree that you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights while employed by the Company, including, but not limited to, claims for back pay, losses or other damages. If you break any of the promises set forth in the previous sentence, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except for claims arising under the OWBPA and the ADEA. Although you are releasing claims that you may have under the OWBPA and ADEA, you understand that you may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state or local agency charged with the enforcement of any employment laws. You also understand that nothing in this release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this release and prevail on the merits of an ADEA claim, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this release, whichever is less. Furthermore, you give up your right to individual damages or remedies in connection with any administrative or judicial proceeding with respect to your employment or termination of employment with the Company. You also recognize that the Company may be entitled to recover costs and attorneys’ fees incurred by the Company as specifically authorized under applicable law.

(18)	You on behalf of yourself, any representative of yours, and any person whose claims derive from yours, promises that no lawsuit or claim has been or will be filed based on any claims released by this Agreement. If such a lawsuit or claim has been or is filed, you agree to withdraw or dismiss such lawsuit or claims upon signing this Agreement; otherwise, you agree to pay all attorneys’ fees and court costs incurred by the Company or any other released party in defending against the lawsuit, claim or charge, along with other appropriate damages.

(19)	This Agreement is not an admission on the Company’s part of any liability whatsoever or that it in any way has acted improperly or unlawfully. The Company specifically denies any liability or improper or unlawful conduct.

(20)	If any claims are made by or against the Company which arise out of or relate to your employment with the Company, you agree that you will cooperate fully in the investigation and defense of such claims, including but not limited to preparation for and providing truthful testimony and in such event, to the extent allowed by law, the Company will reimburse you for your out-of-pocket expenses associated therewith and will compensate you for your documented time spent in connection therewith at a commercially reasonable hourly rate; provided, however, no such reimbursement or compensation will be payable if the action in question alleges or involves any fraud, bad faith or intentional misconduct on your part during your employment with the Company or if the reimbursements or compensation could, by the nature of the particular action in question, jeopardize the Company’s position in such action. Any reimbursements or compensation paid to you pursuant to this paragraph shall be subject to the requirements of Section 409(A).

(21)	This Agreement is intended by you and the Company to be a legally valid and binding agreement. If any provision of this Agreement is found to be illegal, invalid or unenforceable, such term or provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, as may be possible and be legal, valid or enforceable.

(22)	This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, United States, and venue for any action brought in connection with this Agreement shall lie in Cook County, Illinois, U.S.A.

The Company wishes you success in your future endeavors.

Very truly yours,

Enova Financial Holdings, LLC

By:	Enova Online Services, Inc., its sole member

	By:	Enova International, Inc., its sole shareholder

		By:	/s/ Daniel R. Feehan
Daniel R. Feehan,
Executive Chairman of the Board

I have read the foregoing Agreement, agree to its terms, and acknowledge receipt of a copy of same, and the sufficiency of the payments recited in it. I understand and acknowledge that I should seek counsel from an attorney with regard to all aspects of this Agreement (including, but not limited to the release contained in it) and that I have had a sufficient opportunity to do so. I hereby voluntarily enter into this Agreement effective as of January 29, 2013, with full knowledge of its meaning and significance. I acknowledge and warrant that I have been given a period of at least 21 days within which to consider this Agreement prior to executing it, if I so desire. This Agreement may be revoked by me for a period of 7 days following its execution. To be effective, the revocation must be in writing and received by the Company by the expiration of this seven-day period.

/s/ Timothy S. Ho
Timothy S. Ho

January 29, 2013
Date

EXHIBIT A

Release Agreement

In consideration of the severance pay and benefits payable to me pursuant to the terms of the letter agreement, dated January 29, 2013, regarding “Continued Employment and Separation Agreement” (the “Agreement”), I, Timothy S. Ho, do hereby agree to the following release as set forth in this “Release Agreement”:

On behalf of myself and my successors and assigns), I voluntarily and knowingly, fully, completely, and forever release Enova Financial Holdings, LLC (“Enova”), Cash America International, Inc. (“CAI”), Enova International, Inc., and all of their affiliates and subsidiaries (collectively, the “Company”) and the Company’s officers, directors, employees, stockholders, and legal successors and assigns (collectively, “Released Parties”) from all claims, charges, actions and causes of action, whether now known or unknown, which I now have, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring at any time up to and including the date I sign this Release Agreement, including, but not limited to, any claims for claims based upon or arising under: express or implied contract; wages or benefits owed; covenants of fair dealing and good faith; interference with contract; option grants; wrongful discharge or termination; employment discrimination of any type; the Texas Commission on Human Rights Act (“TCHRA”), and any similar statute in other states; the Texas Payday Act, the Texas Labor Code, and any similar statute in other states; any claim of employment discrimination based on exercising rights under worker’s compensation laws; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (prohibiting discrimination on account of race, sex, national origin or religion); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq. (prohibiting discrimination on account of age) (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871, 42 U.S.C. §§ 1981; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (ERISA); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101-12213 (ADA); the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (FMLA); the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (FLSA); the Workers’ Adjustment and Retraining Notification Act (“WARN”); any and all state and federal statutes which prohibit discrimination or retaliation in employment based on any protected status (including, without limitation, national origin, race, sex, sexual orientation, disability, workers’ compensation status, or other protected category) and amendments to these statutes; the common law, negligence, gross negligence or any other tort claim, including but not limited to, intentional infliction of emotional distress, negligent infliction of emotional distress, negligence, defamation, assault, battery, invasion of privacy, false imprisonment, breach of contract, interference with a contract, interference with contractual relations, civil conspiracy, duress, promissory or equitable estoppel, defamation, fraud, misrepresentation, wrongful termination, violation of public policy, retaliation, personal injury, breach of fiduciary duty, loss of consortium, bad faith, and any federal, state or local laws, statutes, regulations, ordinances, or other similar provisions. I understand that I am not releasing any claims that arise after the date I sign this Release Agreement.

I understand that I must sign this Release Agreement on March 29, 2013, which date is more than 21 days after the date that this Release Agreement was delivered to me. If I elect to sign this Release Agreement and return an original of it to the Company, I will have 7 days after I deliver the original of this Release Agreement to the Company during which I may revoke my acceptance. If I choose to revoke my acceptance of this Release Agreement, I must notify the Company in writing, and the Company must receive the notification by the expiration of the 7-day period. If I do not sign this Release Agreement on the date specified above, or if I revoke my acceptance of this Release Agreement during the revocation period described above, the Agreement will be of no further force or effect, and I will not be entitled to any of the payments or benefits described therein. The signed Release Agreement and any revocation thereof should be sent via US mail or overnight courier to Cash America International, Inc.’s home office address in Fort Worth, Texas, with attention to the Company’s General Counsel, or via telecopy to the Company’s General Counsel at 817.570.1647 (followed by mailing or overnighting the original to the address above).

I promise that I, on behalf of myself, any representative or mine and any person whose claims derive from mine, will not pursue any claim that I have settled by this release or file any lawsuit or other legal proceeding to assert any such claims and I understand and agree that I will not be entitled hereafter to pursue any claims arising out of any alleged violation of my rights while employed by the Company, including, but not limited to, claims for back pay, losses or other damages. If I break any of the promises set forth in the previous sentence, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except for claims arising under the OWBPA and the ADEA. Although I am releasing claims that I may have under the OWBPA and ADEA, I understand that I may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state or local agency charged with the enforcement of any employment laws. I also understand that nothing in this release prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. I understand, however, that if I pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this release and prevail on the merits of an ADEA claim, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by me in the court proceeding. A reduction never can exceed the amount I recover, or the consideration I received for signing this release, whichever is less. Furthermore, I give up my right to individual damages or remedies in connection with any administrative or judicial proceeding with respect to my employment or termination of employment with the Company. I also recognize that the Company may be entitled to recover costs and attorneys’ fees incurred by the Company as specifically authorized under applicable law.

I, on behalf of myself, any representative of mine and any person whose claims derive from mine, promise that no lawsuit or claim has been or will be filed based on any claims released by this Release Agreement or the Agreement. If such a lawsuit or claim has been or is filed, I agree to withdraw or dismiss such lawsuit or claims upon signing this Release Agreement; otherwise, I agree to pay all attorneys’ fees and court costs incurred by the Company or any other released party in defending against the lawsuit, claim or charge, along with other appropriate damages.

This Release Agreement is not an admission on the Company’s part of any liability whatsoever or that it in any way has acted improperly or unlawfully. The Company specifically denies any liability or improper or unlawful conduct.

This Release Agreement is intended by me and the Company to be a legally valid and binding agreement. If any provision of this Release Agreement is found to be illegal, invalid or unenforceable, such term or provision shall be severable, and this Release Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Release Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, as may be possible and be legal, valid or enforceable.

This Release Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, United States, and venue for any action brought in connection with this Release Agreement shall lie in Cook County, Illinois, U.S.A.

Timothy S. Ho

Date

13